Contact:
                                                  Michael Donovan
                                                  (914) 577-2430

 ORANGE AND ROCKLAND ANNOUNCES PLAN
 FOR SALE OF GENERATING ASSETS

     Final Auction Plan/Process to be Launched in Early 1998;
     O&R to Move Forward as Regulated Delivery Company


Pearl River, NY, December 11, 1997 - Following yesterday's

meeting of Orange and Rockland's Board of Directors, the

Company is today submitting to the Public Service Commission

Staff and other interested parties the Company's Preliminary

Divestiture Plan for the sale of its generating assets in

accordance with O&R's Electric Rate and Restructuring Plan

approved by the New York State Public Service Commission

(PSC) on November 25, 1997.

   The sale of these assets, offered as a single package of

eight facilities, will be conducted at auction.  The

Divestiture Plan reflects the PSC's overall framework for

introducing fully competitive generation and energy service

markets to New York State.

   "Divestiture of these plants represents an important

step in creating a competitive marketplace," said D. Louis

Peoples, Vice Chairman and Chief Executive Officer of O&R.

"The auction process will also maximize the value of these

plants, as buyers see this opportunity to position

themselves for entry into New York's wholesale and retail

electricity market."

   In approving O&R's Electric Rate and Restructuring Plan on

November 25, the PSC offered the Company the option to

participate in the auction process.  O&R has informed the

PSC that it is declining that offer, affirming its belief

that in doing so, the interests of shareholders, customers

and employees are best served.  Citing the difficulties

associated with bidding on the Company's own generating

assets, Mr. Peoples said that  "there are serious

impediments to a bid by the Company, which could entail

raising sufficient capital to acquire the plants, as well as difficult management and legal issues involved with

establishing an auction that is wholly fair to other

potential bidders and shareholders."  Mr. Peoples continued,

"Those issues, combined with our wish to move expeditiously

to enhance the plants' value - and thereby enhance

shareholder value - led us to the conclusion to sell the

plants, as other utilities are doing."

   The Preliminary Divestiture Plan sets mid-January 1998 as

the target for filing a final Divestiture Plan, with final

approval by the PSC scheduled for March 1998.  The Plan

filed today proposes an accelerated schedule, under which

bids would be solicited beginning in March 1998, with a

winning bidder to be selected by the end of the third

quarter of 1998.  Under the proposed schedule, the sale of

the generating facilities is anticipated to be completed by

mid-1999.

   O&R's principal objectives in the auction process are to

maximize the value received for the generating assets;

complete the divestiture expeditiously; ensure a fair,

unbiased auction process; recognize the concerns of

employees, local communities and other stakeholders affected by divestiture; ensure continued service reliability; and

enhance competition in electric generation.  The generating

assets will be offered as a package, and include: the Lovett

Generating Station in Stony Point, NY;  the Company's one-

third interest in the Bowline Point Generating Station in

West Haverstraw, NY;  the Hillburn Gas Turbine, in Hillburn,

NY; the Shoemaker Gas Turbine, in Middletown, NY; and the

Mongaup, Rio, Swinging Bridge and Grahamsville Hydroelectric

Projects, all located in Sullivan County, NY.  The total net book value of the assets is approximately $260 million.

   Under the terms of the agreement with the PSC, if a bidder is selected prior to May 1999, O&R shareholders will be

permitted to retain up to 25 percent of the New York share

of any net book gain that may be realized from the sale,

with the remaining 75 percent passed on to O&R customers.

The agreement also provides that under this schedule, O&R

shareholders would be required to bear five percent of the

New York share of any net book loss from the sale of the

plants.  If a successful bidder is not chosen until after

May 1999, the Company's shareholders can retain 20 percent

of the New York share of the net book gain, and must absorb

20 percent of the New York share of any loss.

   "Our Electric Rate and Restructuring Plan is based on

the principle that O&R must be in a competitive position in

order to offer our customers the lowest rates and fastest

timetable for customer choice in New York. This has been our objective since beginning the process over eighteen months

ago," said Mr. Peoples.  "We are committed to moving through this auction pro-cess as quickly as possible, particularly

considering the uncertainty and anxiety this process causes

our employees," Mr. Peoples continued.

   O&R's Plan includes provisions for funding employee

transition costs that could arise as a result of any sale.

"We firmly believe that the people working at these

facilities represent one of the most important assets that

any potential purchaser will acquire in the auction," Mr.

Peoples stated.  "However, we have also created a plan to

assist the affected employees in this transition process,

and that plan will be announced to employees shortly.  In

the coming months, we will continue to communicate

frequently with the employees and communities affected by

the ultimate sale of these facilities," he said.

   Under the Electric Rate and Restructuring Plan approved

by the PSC, O&R will remain a regulated transmission and

distribution company that will deliver electricity to its

customers and maintain reliable service.  The Company will

remain the "provider of last resort" for those of its

customers who do not purchase electricity from other

sources.  The approved Plan also calls for lower electric

rates for all customers - with potential additional savings

as high as 12 percent for the Company's largest industrial

customers, and approximately five percent for all others.

Customers will be able to select their energy provider no

later than May 1998, and will have full retail choice

(energy and capacity) by May 1999.  The Company's Electric

Rate and Restructuring Plan also permits O&R to establish

unregulated energy service companies.

   O&R serves an area of 1,350 square miles and an

estimated population of 671,000 in southeastern New York

State, northern New Jersey and northeastern Pennsylvania.

It currently generates, distributes and sells electricity,

and distributes and sells natural gas.



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